Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4 of OPKO Health, Inc. with respect to the registration of common stock to be issued in connection with the proposed merger with PROLOR Biotech, Inc. and to the incorporation by reference therein of our report dated December 20, 2012 with respect to the consolidated financial statements of Cytochroma Canada Inc. included in the Current Report on Form 8-K/A of OPKO Health, Inc. filed with the Securities and Exchange Commission on May 3, 2013.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

June 26, 2013